Exhibit 21.1

List of Subsidiaries

The table below is a complete list of the Company’s subsidiaries as of December 31, 2020:

Name	Principal Activities	Country
Somos Educação S.A (“Somos”)	Content and EdTech Platform	Brazil
Somos Sistemas de Ensino S.A (“Somos Sistemas”)	Content and EdTech Platform	Brazil
Livraria Livro Fácil Ltda. (“Livro Fácil”)	Digital Platform	Brazil
Colégio Anglo São Paulo Ltda. (“Colégio Anglo”)	Content and EdTech Platform	Brazil
A&R Comercio e Serviços de Informática Ltda. (“Pluri”)	Content and EdTech Platform	Brazil
Mind Makers Editora Educacional (“Mind Makers”)	Content and EdTech Platform	Brazil
Meritt Informação Educacional Ltda. (“Meritt”)	Content and EdTech Platform	Brazil